Exhibit 99.1

                ResCare Reports Second Quarter Results;
     Company Updates EPS Guidance for Full Year to $0.87 - $0.90

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Aug. 3, 2005--ResCare (NASDAQ/NM:RSCR), the nation's leading provider of services to persons with developmental and other disabilities and people with special needs, today announced results for the second quarter and six months ended June 30, 2005.
    Revenues for the second quarter of 2005 increased 7% over the prior year period to $269.6 million. Net income for the quarter increased 62% to $7.3 million, versus $4.5 million in the prior year period. Diluted earnings per share were $0.23 in the second quarter of 2005.
    Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "We are pleased with our performance in the second quarter. The year is progressing according to our plan. We continue to take advantage of acquisition opportunities in the marketplace that strengthen the Company and increase shareholder value. At the same time, we are bringing vital services to a deserving population made possible by our committed and dedicated employees."
    The Company also updated its previously issued guidance for full year 2005 as follows:



Diluted earnings per common share                $0.87 - $0.90
Revenues                                 $1.10 billion - $1.13 billion
Net income                               $27.7 million - $28.7 million
EBITDA (1)                               $74.5 million - $76.5 million
EBITDAR (1)                               $115 million - $117 million
Capital expenditures                       $13 million - $15 million

(1) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent.


    A listen-only simulcast and replay of ResCare's second quarter conference call will be available on-line at www.rescare.com and www.earnings.com on August 4, 2005, beginning at 9:00 a.m. Eastern Time.
    ResCare, founded in 1974, offers services to some 34,000 people in 34 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Ky. More information about ResCare is available on the Company's web site at www.rescare.com.
    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including our annual, periodic and current reports, we identify important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports. Statements related to expected financial results are as of this date only and ResCare does not assume any responsibility to update these statements.



                             RESCARE, INC.
                    Unaudited Financial Highlights
                            (In thousands)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------  ------------------
                                 2005      2004      2005      2004
                               --------  --------  --------  --------
Income Statement Data:
Revenues                       $269,642  $250,844  $528,302  $496,026
Facility and
 program expenses               240,204   225,133   472,643   445,595
                               --------  --------  --------  --------
   Facility and program
    contribution                 29,438    25,711    55,659    50,431

Operating expenses:
 Corporate general and
  administrative                 10,441     9,526    20,173    19,233
 Depreciation and
  amortization                    3,406     3,054     6,737     6,067
 Other expense
  (income), net                      --       749        --       750
                               --------  --------  --------  --------
   Total operating expenses      13,847    13,329    26,910    26,050
                               --------  --------  --------  --------
Operating income                 15,591    12,382    28,749    24,381
Interest expense, net             4,491     4,956     9,057    10,041
                               --------  --------  --------  --------
Income before
 income taxes                    11,100     7,426    19,692    14,340
Income tax expense                3,774     2,896     6,695     5,385
                               --------  --------  --------  --------
   Net income                    $7,326    $4,530   $12,997    $8,955
                               ========  ========  ========  ========

Net income (loss) income
 attributable to common
 shareholders (1)                $6,196  $(10,254)  $10,985   $(5,829)
                               ========  ========  ========  ========

Basic earnings (loss)
 per common share                 $0.24    $(0.40)    $0.42    $(0.23)
                               ========  ========  ========  ========

Diluted earnings (loss)
 per common share                 $0.23    $(0.40)    $0.41    $(0.23)
                               ========  ========  ========  ========

Weighted average number
 of common shares:
  Basic                          26,360    25,323    26,254    25,150
  Diluted                        26,971    25,323    26,940    25,150

EBITDA (2)                      $18,997   $15,436   $35,486   $30,448
EBITDAR (2)                      28,992    24,553    55,327    48,801

(1) Net loss attributable to common shareholders for the three months and six months ended June 30, 2004, includes the non-cash beneficial conversion feature of $14.8 million, which relates to the closing of the sale of convertible preferred shares at a time when the market price of the common shares exceeded the contractually agreed upon conversion price per common share. The beneficial conversion feature decreases the net income attributable to common shareholders used in the calculation of basic and diluted net earnings per common share. Net income attributable to preferred shareholders for the quarter and six months ended June 30, 2005, was $1.1 million and $2.0 million, respectively.

(2) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. Management routinely calculates and communicates EBITDA and EBITDAR and believes that they are useful to investors because they are commonly used as analytical indicators within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in our credit agreement. The following table sets forth a reconciliation of net income to EBITDA and EBITDAR.

                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------  ------------------
                                 2005      2004      2005      2004
                               --------  --------  --------  --------
Net income as reported           $7,326    $4,530   $12,997    $8,955
Add: Interest, net                4,491     4,956     9,057    10,041
     Depreciation and
      amortization                3,406     3,054     6,737     6,067
     Income tax expense           3,774     2,896     6,695     5,385
                               --------  --------  --------  --------
EBITDA                           18,997    15,436    35,486    30,448
Add: Facility rent                9,995     9,117    19,841    18,353
                               --------  --------  --------  --------
EBITDAR                         $28,992   $24,553   $55,327   $48,801
                               ========  ========  ========  ========

                             RESCARE, INC.
              Unaudited Financial Highlights (continued)
                            (In thousands)

                                                   June 30,  Dec. 31,
                                                     2005      2004
                                                   --------  --------
Balance Sheet Data:
ASSETS
Cash and cash equivalents                           $23,484   $28,404
Short-term investments                               52,400    53,235
Accounts receivable, net                            151,187   138,202
Other current assets                                 29,243    32,394
                                                   --------  --------
   Total current assets                             256,314   252,235
Property and equipment, net                          72,333    72,975
Goodwill                                            272,395   241,789
Other assets                                         22,271    19,667
                                                   --------  --------
                                                   $623,313  $586,666
                                                   ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                $137,015  $131,616
Other long-term liabilities                          19,259    19,009
Long-term debt                                      180,076   166,480
Shareholders' equity                                286,963   269,561
                                                   --------  --------
                                                   $623,313  $586,666
                                                   ========  ========

                                                    Six Months Ended
                                                        June 30,
                                                   ------------------
                                                     2005       2004
                                                   --------  --------
Cash Flow Data:
Net income                                          $12,997    $8,955
Adjustments to reconcile net income to
 cash provided by operating activities:
  Depreciation and amortization                       6,737     6,067
  Amortization of deferred charges                      651       582
  Provision for losses on accounts receivable         2,321     2,592
  Changes in operating assets and liabilities         2,335    13,395
                                                   --------  --------
   Cash provided by operating activities             25,041    31,591
                                                   --------  --------
Cash flows from investing activities:
 Net (purchases) redemptions
  of short-term investments                             835   (45,000)
 Purchases of property and equipment                 (5,454)   (5,217)
 Acquisitions of businesses                         (28,621)     (955)
 Proceeds from sale of assets                            --        32
                                                   --------  --------
   Cash used in investing activities                (33,240)  (51,140)
                                                   --------  --------
Cash flows from financing activities:
 Net repayments of long-term debt                      (305)   (3,620)
 Proceeds received from exercise
  of stock options                                    3,584     3,541
 Net proceeds from issuance of preferred stock           --    46,609
                                                   --------  --------
   Cash provided by financing activities              3,279    46,530
                                                   --------  --------
   Increase (decrease) in cash
    and cash equivalents                            $(4,920)  $26,981
                                                   ========  ========



    CONTACT: ResCare, Louisville
             Nel Taylor, 502-394-2100